EXHIBIT 99.1

Important Notice to Directors and Executive Officers of
Analysts International Corporation
Concerning the Blackout Period under the Analysts International Corporation Savings and Investment Plan (“401(k) Plan”)

As you know, the Analysts International Corporation Savings and Investment Plan (the “401(k) Plan”), will be changing its retirement plan vendor from Mercer Trust Company (“Mercer”) to Wachovia Bank, National Association (“Wachovia”) effective December 3, 2007.  In connection with this change and the related transfer of participant accounts, the participants in the 401(k) Plan will be subject to a “blackout period” during which they will be prohibited from directing or diversifying investments, including Company common stock held in the Analysts International Corporation Common Stock Fund.  The blackout period is necessary in order for participants’ accounts to be transferred from Mercer to Wachovia.

The blackout period during which our 401(k) Plan participants are prohibited from trading in company stock qualifies as a blackout period under the Sarbanes-Oxley Act and therefore requires us to prohibit Analysts directors and executive officers from trading in Analysts common stock during the blackout period.

The blackout period will begin at 3:00 p.m. Eastern Standard Time on November 26, 2007 and is expected to end during the week of December 17, 2007.  We will inform you of any changes to the dates of the blackout period, if any, and will notify you when the blackout period has ended.  During this period, you may contact Colleen Davenport at cdavenport@analysts.com or by calling 800-800-5044 to determine whether the blackout period has started or ended.

During the blackout period, you will not be permitted to purchase, sell or otherwise transfer, directly or indirectly, any shares of Analysts common stock.  The prohibition covers securities acquired “in connection with your service as a director or executive officer.”  This definition is broad and includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option or a restricted stock grant or an incentive or bonus plan), as a direct or indirect inducement to become an employee or to join the Board of Directors, at a time while in a business relationship with the Company or in transactions between you and the Company.  Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a pecuniary interest.

The following are examples of transactions that you may not engage in during the blackout period:

o	Exercising stock options granted to you in connection with your service as a director or executive officer
o	Selling Analysts common stock that you acquired by exercising options
o	Selling Analysts common stock that you originally received as a restricted stock grant

Securities not acquired in connection with your service as a director or executive officer are not covered; however, if you own both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares, unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

The trading prohibition does not apply to certain exempt transactions such as bona fide gifts, bequests or transfers pursuant to domestic relations orders.

If you engage in a transaction that violates these rules, you can be required to disgorge to Analysts any profit from the transaction, and you are subject to civil and criminal penalties.  Therefore, we strongly encourage you to refrain from making any trades in Analysts common stock during the blackout period.

The rules summarized above are complex, and the possible civil and criminal penalties could be severe.  We therefore request that you contact Colleen Davenport, at cdavenport@analysts.com or at 800-800-5044 if you have any questions about this notice, whether certain transactions are prohibited or any other questions you may have about the blackout period.

November 9, 2007